Exhibit 10.4

PRIVATE & CONFIDENTIAL

LETTER AGREEMENT

From:	EVO Transportation & Energy Services, Inc.
To:	Antara Capital LP

Ladies and Gentlemen,

Reference is made to (i) that certain Indicative Term Sheet, by and between EVO Transportation & Energy Services, Inc. (“EVO” or the “Company”) and Antara Capital LP (together with its affiliates and co-investors, “Antara”) (the “Term Sheet”) and (ii) that certain Financing Agreement, dated as of the date hereof, by and among, Antara, EVO, Cortland Capital Market Services LLC, as administrative agent and collateral agent, and the banks, financial institutions and other entities from time to time party thereto (the “Financing Agreement”).

Pursuant to the Term Sheet, EVO and Antara (the “Parties”) contemplated entering into an arrangement consisting of the terms set forth on Exhibit A hereto in conjunction with, and as partial consideration for Antara’s willingness to execute, the Financing Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Collateral Agreement. By entering into this letter agreement (this “Agreement”), the Parties hereby agree to take the necessary steps, as promptly as practicable after the Closing Date (as that term is defined in the Financing Agreement), to enter into all necessary agreements and to take all actions required in order to effectuate and render legally binding the arrangement set forth on Exhibit A hereto.

2.	Counterparts. This Agreement may be executed and delivered (including by electronic transmission) in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

3.	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation or in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

4.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to conflict of law principles, including all matters of construction, validity and performance.

5.	Submission to Jurisdiction. Any state or federal court sitting in New York, New York will retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement. Any and all judicial, administrative or arbitral actions, suits, proceedings (public or private), investigations, claims or demands (collectively, “Legal Proceedings”) related to the foregoing will be filed and maintained only in New York state or federal court, and the Parties hereby consent to and submit to the jurisdiction and venue of such New York state or federal court for such purposes. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such Legal Proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by any federal, state, local or foreign law, statute, directive, code, ordinance, rule or regulation, binding interpretations or common law requirement.

6.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors and permitted assigns. EVO may not assign this agreement without the prior written consent of Antara. Antara and its successors and assigns may freely assign this Agreement.

7.	Headings. Headings are for convenience only and shall not affect the interpretation of this Agreement.

8.	Further Assurances. Each of the Parties agrees that it will take such actions and execute such additional documents as may be reasonably requested by the other Party in order to effectuate more fully the purposes and intent of this Agreement.

9.	Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is or is to be thereby aggrieved will have the right of specific performance and injunctive relief giving effect to its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies will be cumulative. The Parties agree that any such breach or threatened breach would cause irreparable injury, that the remedies at law for any such breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

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Please acknowledge receipt hereof and agreement with the terms embodied herein by signing in the space provided below and returning a fully executed copy of this Agreement to the undersigned as soon as possible.

Very truly yours,

EVO TRANSPORTATION & ENERGY SERVICES, INC.

By:	/s/ Damon Cuzick
Name:	Damon Cuzick
Title:	President

Antara Capital Master Fund LP

By:	Antara Capital LP
not in its individual corporate capacity,
but solely as Investment Advisor and agent

By:	Antara Capital GP LLC,
its general partner

By:	/s/ Himanshu Gulati
Name:	Himanshu Gulati
Title:	Managing Member
Date:	9/16/19

EXHIBIT A

Collateral Agreement Terms

a.	Warrant: The Company shall issue Antara a warrant (the “Warrant”) to purchase up to 1,500,000 shares of common stock of the Company ( the “Warrant Shares”) at an exercise price of $0.01 per share. The Warrant shall be exercisable as described in paragraph (d)(ii) below.
b.	Completion of Acquisition by End Date: In the event that the Loadtrek acquisition is consummated within ninety (90) days following the date of this Agreement (the “End Date”), the Warrant and the number of Warrant Shares issuable upon exercise of the Warrant shall be adjusted or canceled as follows:
i.	If the assets acquired pursuant to the Loadtrek acquisition have a value equal to or greater than $3,750,000, then the Warrant shall automatically be canceled.

ii.	If the assets acquired pursuant to the Loadtrek acquisition have a value less than $3,750,000 (the amount of such shortfall, the “Shortfall Amount”), the number of Warrant Shares issuable upon exercise of the Warrant shall automatically be reduced to a number of shares equal to (A) the Shortfall Amount divided by (B) $2.50.

c.	Completion of Acquisition After End Date: In the event that the Loadtrek acquisition is consummated after the End Date but prior to September 30, 2021 (the “Performance Trigger Deadline”), the Warrant and the number of Warrant Shares issuable upon exercise of the Warrant shall be adjusted or canceled as follows:
i.	If the assets acquired pursuant to the Loadtrek acquisition have a value equal to or greater than $3,750,000, then the Warrant shall automatically be canceled.

ii.	If the assets acquired pursuant to the Loadtrek acquisition have a value less than $3,750,000, the number of Warrant Shares issuable upon exercise of the Warrant shall automatically be reduced to a number of shares equal to (A) 100,000 plus (B) an amount equal to (1) the Shortfall Amount divided by (2) $2.50.

d.	Performance Trigger Events:
i.	Notwithstanding whether or not and/or the value of the assets acquired pursuant to the Loadtrek acquisition, if the Company achieves the performance levels for EBITDA set forth in the Projections (as that term is defined in the Financing Agreement) in the form delivered on the Closing Date (as that term is defined in the Financing Agreement) for two consecutive full fiscal quarters during the period beginning with the first fiscal quarter beginning after the issuance of the Warrant and ending on the Performance Trigger Deadline (the “Performance Trigger”), the Warrant shall automatically be canceled.

ii.	If the Performance Trigger is not achieved on or prior to the Performance Trigger Deadline and the Warrant has not previously been canceled pursuant to paragraphs (b) or (c) above, the Warrant shall become exercisable from and after the Performance Trigger Deadline.

e.	Terms of Acquisition: The Loadtrek acquisition and its terms shall be subject to the review and approval of Antara.